Exhibit 99.1

LNB Bancorp, Inc. Reports First Quarter 2010 Results

  Net income 14-cents per diluted share for 1st quarter 2010
  Net interest income shows 9.8 percent increase 1Q10 vs. 1Q09
  Net interest margin shows significant improvement

LORAIN, Ohio--(BUSINESS WIRE)--April 27, 2010--LNB Bancorp, Inc. (NASDAQ: LNBB) today reported net income for the three months ended March 31, 2010 of $1,331,000, or $.14 per diluted share, compared with $1,317,000, or $.14 per diluted share reported for the same period a year ago.

“We are pleased that our pre-provision core earnings* increased by 10 percent in the first quarter of 2010, compared with the first quarter a year ago, as we saw improvement once again in net interest income and net interest margin,” said Daniel E. Klimas, president and chief executive officer of LNB Bancorp, Inc. “Such a strong core earnings performance provides a solid foundation for the future.

“We continue to take significant reserves to provide for additional losses in our credit portfolio amid this difficult economic environment,” said Klimas.

Key Performance Measures

Net interest income on a fully taxable equivalent basis for the first quarter of 2010 was $9,904,000, a 9.8 percent increase compared with $9,019,000 for the first quarter a year ago. The increase in net interest income was driven largely by the effect of lower market interest rates on the funding side while average earning assets decreased 1.02 percent on a year over year basis. As a result, the first quarter 2010 net interest margin improved 36 basis points to 3.69 percent, up from 3.33 percent one year ago.

The provision for loan losses totaled $2,109,000 for the quarter ended March 31, 2010 compared to $1,809,000 for the same period one year ago and $3,657,000 in the fourth quarter of 2009.

Noninterest income was $2,651,000 for the first quarter of 2010, compared to $2,857,000 for the first quarter of 2009. Trust fees, electronic banking fees and other fees increased year over year. Gains on the sale of loans were down $62,000, or 24.41 percent compared to the first quarter of last year. Gains on the sale of securities were down nearly $299,000 in the first quarter of 2010, compared to the first quarter of 2009.

Noninterest expense was $8,693,000 for the first quarter of 2010, compared with $8,360,000 for the first quarter of 2009, an increase of $333,000 or 3.98 percent. The increase attributable to the premium assessment from the Federal Deposit Insurance Corporation accounted for $215,000 of the increase. The efficiency ratio, which is the measure of cost to generate revenue, improved from 70.39 percent in 2009 to 69.24 percent in 2010.

During the first quarter, overall loan demand was weak as total loans ended the quarter at $792,585,000 compared to $803,197,000 at December 31, 2009 and $802,267,000 at March 31, 2009. Total assets for the first quarter ended at $1,158,763,000 compared to $1,188,335,000 at the end of the first quarter of 2009. Total deposits grew modestly to $979,053,000 at the end of the first quarter of 2010, up from $978,120,000 in the first quarter of 2009. The growth in deposits came in the form of core deposits, which had the effect of improving the Company’s liquidity while reducing its costs.

Given the current economic conditions the Company continues to work through asset quality challenges. At March 31, 2010 the Company’s non-performing assets totaled $44,374,000 or 3.83 percent of total assets compared to $40,101,000 or 3.49 percent at December 31, 2009 and $22,769,000 or 1.92 percent at March 31, 2009. As a result of the increase, the allowance for possible loan losses increased from $11,575,000 at March 31, 2009 to $18,792,000 at December 31, 2009 and $19,183,000 at March 31, 2010. The allowance to total loans at March 31, 2010 equaled 2.42 percent compared to 2.34 percent and 1.44 percent at December 31, 2009 and March 31, 2009, respectively.

Net charge-offs to average loans for the quarter ending March 31, 2010 was 0.87 percent compared to 0.95 percent one year ago. In addition to the effect of the overall economy and the level of unemployment, a significant factor impacting asset quality has been the lower market valuation of the underlying collateral, primarily in construction and development and commercial real estate loans and the need to provide additional allowances due to these lower valuations.

* Pre-provision core earnings is a non-GAAP financial measure that the Company’s management believes is useful in analyzing the Company’s underlying performance trends, particularly in periods of economic stress. Pre-provision core earnings is defined as income before income tax expense, adjusted to exclude the impact of provision for loan losses. Pre-provision core earnings is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the consolidated financial statements and supplemental financial information included in this press release.

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.2 billion bank holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 20 retail-banking locations and 27 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS

	At March 31, 2010	At December 31, 2009
	(unaudited)
	(Dollars in thousands except share amounts)
ASSETS
Cash and due from Banks	$ 18,717	$ 16,318
Federal funds sold and short-term investments	35,650	10,615
Cash and cash equivalents	54,367	26,933
Interest-bearing deposits in other banks	360	359
Securities:
Trading securities, at fair value	-	8,445
Available for sale, at fair value	248,112	247,037
Federal Home Loan Bank and Federal Reserve Stock	4,985	4,985
Total Securities	253,097	260,467
Loans held for sale	3,691	3,783
Loans:
Portfolio loans	792,585	803,197
Allowance for loan losses	(19,183)	(18,792)
Net loans	773,402	784,405
Bank premises and equipment, net	9,782	10,105
Other real estate owned	1,467	1,264
Bank owned life insurance	16,607	16,435
Goodwill, net	21,582	21,582
Intangible assets, net	971	1,005
Accrued interest receivable	3,882	4,072
Other assets	19,555	19,099
Total Assets	$ 1,158,763	$ 1,149,509

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Demand and other noninterest-bearing	$ 111,896	$ 118,505
Savings, money market and interest-bearing demand	304,711	305,045
Certificates of deposit	562,445	547,883
Total deposits	979,052	971,433
Short-term borrowings	1,589	1,457
Federal Home Loan Bank advances	42,504	42,505
Junior subordinated debentures	20,620	20,620
Accrued interest payable	1,951	2,074
Accrued taxes, expenses and other liabilities	7,666	7,279
Total Liabilities	1,053,382	1,045,368
Shareholders' Equity
Preferred Shares, Series A Voting, no par value, authorized 750,000 shares, none issued at March 31, 2010 and December 31, 2009.	-	-
Preferred stock, Series B, no par value, 25,233 shares authorized and issued at March 31, 2010 and December 31, 2009.	25,223	25,223
Discount on Series B preferred stock	(127)	(131)
Warrant to purchase common stock	146	146
Common stock, par value $1 per share, authorized 15,000,000 shares, issued shares 7,691,355 at March 31, 2010 and 7,623,857 at December 31, 2009.	7,691	7,624
Additional paid-in capital	37,808	37,862
Retained earnings	37,821	36,883
Accumulated other comprehensive income	2,911	2,626
Treasury shares at cost, 328,194 shares at March 31, 2010 and at December 31, 2009	(6,092)	(6,092)
Total Shareholders' Equity	105,381	104,141
Total Liabilities and Shareholders' Equity	$ 1,158,763	$ 1,149,509

Consolidated Statements of Income (unaudited)

	Three Months Ended March 31,
	2010	2009
	(Dollars in thousands except share and per share amounts)
Interest Income
Loans	$ 10,792	$ 11,611
Securities:
U.S. Government agencies and corporations	2,136	2,475
State and political subdivisions	246	233
Trading securities	49	127
Other debt and equity securities	61	63
Federal funds sold and short-term investments	9	14
Total interest income	13,293	14,523

Interest Expense
Deposits	2,980	4,902
Federal Home Loan Bank advances	318	432
Short-term borrowings	1	36
Junior subordinated debenture	215	255
Total interest expense	3,514	5,625
Net Interest Income	9,779	8,898
Provision for Loan Losses	2,109	1,809
Net interest income after provision for loan losses	7,670	7,089

Noninterest Income
Investment and trust services	445	350
Deposit service charges	939	1,026
Other service charges and fees	794	637
Income from bank owned life insurance	171	162
Other income	93	83
Total fees and other income	2,442	2,258
Securities gains, net	38	337
Gains on sale of loans	192	254
Gains (loss) on sale of other assets, net	(21)	8
Total noninterest income	2,651	2,857

Noninterest Expense
Salaries and employee benefits	3,918	3,718
Furniture and equipment	933	1,142
Net occupancy	615	644
Outside services	553	555
Marketing and public relations	246	244
Supplies, postage and freight	342	334
Telecommunications	212	203
Ohio Franchise tax	281	232
FDIC assessments	528	313
Other real estate owned	81	71
Electronic banking expenses	184	189
Loan and collection expense	323	210
Other expense	477	505
Total noninterest expense	8,693	8,360
Income before income tax expense	1,628	1,586
Income tax expense	297	269
Net Income	$ 1,331	$ 1,317
Dividends and accretion on preferred stock	319	299
Net Income Available to Common Shareholders	$ 1,012	$ 1,018

Net Income Per Common Share
Basic	$ 0.14	$ 0.14
Diluted	0.14	0.14
Dividends declared	0.01	0.09
Average Common Shares Outstanding
Basic	7,322,662	7,295,663
Diluted	7,322,662	7,295,663

LNB Bancorp, Inc.
Supplemental Financial Information
(Unaudited - Dollars in thousands except Share and Per Share Data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2010	2009	2009
END OF PERIOD BALANCES
Assets	$ 1,158,763	$ 1,188,335	$ 1,149,509
Deposits	979,053	978,120	971,433
Portfolio loans	792,585	802,267	803,197
Allowance for loan losses	19,183	11,575	18,792
Shareholders' equity	105,381	108,108	104,141

AVERAGE BALANCES
Assets:
Total assets	$ 1,160,455	$ 1,169,895	$ 1,156,506
Earning assets	1,088,093	1,099,313	1,097,052
Securities	288,997	291,624	263,855
Total loans	799,096	807,689	814,522
Liabilities and shareholders' equity:
Total deposits	$ 979,643	$ 949,825	$ 974,780
Interest bearing deposits	868,392	859,370	861,795
Interest bearing liabilities	934,908	961,018	926,948
Total shareholders' equity	105,026	107,705	105,334

INCOME STATEMENT
Net interest income	$ 9,779	$ 8,898	$ 10,112
Net interest income-FTE (1)	9,904	9,019	10,240
Provision for loan losses	2,109	1,809	3,657
Noninterest income	2,651	2,857	2,731
Noninterest expense	8,693	8,360	8,753
Taxes	297	269	(109)
Net income	1,331	1,317	542
Less Preferred stock dividend and amortization	319	299	319
Net income available to common shareholders	1,012	1,018	223

PER SHARE DATA
Basic net income per common share	$ 0.14	$ 0.14	$ 0.03
Diluted net income per common share	0.14	0.14	0.03
Cash dividends per common share	0.01	0.09	0.01
Basic average common shares outstanding	7,322,662	7,295,663	7,295,663
Diluted average common shares outstanding	7,322,662	7,295,663	7,295,797

KEY RATIOS
Return on average assets (2)	0.47%	0.46%	0.19%
Return on average common equity (2)	5.14%	4.96%	2.04%
Efficiency ratio	69.24%	70.39%	67.48%
Noninterest expense to average assets (2)	3.04%	2.90%	3.00%
Average equity to average assets	9.05%	9.21%	9.11%
Net interest margin	3.64%	3.28%	3.66%
Net interest margin (FTE) (1)	3.69%	3.33%	3.70%

ASSET QUALITY
Nonperforming loans	$ 42,907	$ 21,301	$ 38,837
Other real estate owned	1,467	1,468	1,264
Total nonperforming assets	44,374	22,769	40,101
Net Charge Offs	1,718	1,886	7,421
Total nonperforming loans to total loans	5.41%	2.66%	4.84%
Total nonperforming assets to total assets	3.83%	1.92%	3.49%
Net charge-offs to average loans (2)	0.87%	0.95%	3.61%
Allowance for loan losses	2.42%	1.44%	2.34%
Allowance to nonperforming loans	44.71%	54.34%	48.39%

(1) FTE -- fully tax equivalent at 34% tax rate
(2) Annualized

Reconciliation of Pre-Provision Core Earnings*

	Three Months Ended March 31,

	2010	2009

Pre-provision Core Earnings*	$ 3,737	$ 3,395
Provision for Loan Losses	2,109	1,809
Income before income tax expense	$ 1,628	$ 1,586

* Pre-provision core earnings is a non-GAAP financial measure that the Company’s management believes is useful in analyzing the Company’s underlying performance trends, particularly in periods of economic stress.
Pre-provision core earnings is defined as income before income tax expense, adjusted to exclude the impact of provision for loan losses.

CONTACT:
For LNB Bancorp, Inc.
W. John Fuller, 216-978-7643